For Immediate Release

Contact:
DOV Pharmaceutical, Inc.
Investor Relations and Corporate Communications
(732) 907-3640

DOV Pharmaceutical Announces Commencement of
Exchange Offer For $70 Million Debentures

Somerset, NJ, January 29, 2007 - DOV Pharmaceutical, Inc. (Pink Sheets: DOVP.PK) (“DOV” or the “Company”) announced today that it has commenced an exchange offer for all of its 2.50% Convertible Subordinated Debentures due 2025 (the “Exchange Offer”). DOV is offering to exchange the Debentures for shares of convertible preferred stock and a cash payment. Holders of approximately 88% of the Debentures have committed to tender their Debentures in the Exchange Offer.

Under the terms of the Exchange Offer, DOV will issue in exchange for each $1,000 in principal amount of Debentures properly tendered and accepted for exchange, a cash payment of $212.50 plus 8 shares of a new series C convertible preferred stock, par value $1.00 per share and a liquidation preference of $100 per share. The new series C preferred stock will be convertible by the holders into shares of common stock following stockholder approval and filing of an amendment to DOV’s charter increasing the number of shares of authorized common stock as necessary to accommodate such conversion and also will automatically convert 30 days following the filing of the amendment to DOV’s charter or earlier in certain circumstances. Generally, the preferred stock will vote with the common stock as a single class on an as-converted basis, and will entitle the holders of a majority of the new series C convertible preferred stock to initially appoint a majority of DOV’s Board of Directors.

As an alternative to the 8 shares of new series C convertible preferred stock, DOV will offer holders of Debentures the ability to elect to receive 8 shares of an alternative new series D convertible preferred stock, par value $1.00 per share. For any holder who elects to receive this new series D convertible preferred stock in the Exchange Offer instead of the series C convertible preferred stock, DOV will issue in exchange for each $1,000 in principal amount of Debentures properly tendered and accepted for exchange, the cash payment of $212.50 described above plus 8 shares of the alternative new series D convertible preferred stock. Unlike the new series C convertible preferred stock, the alternative series D convertible preferred stock will have no voting rights except as required by law, will not have any initial stated liquidation preference, will not mandatorily convert into common stock and will restrict a holder’s ability to convert if such holder would beneficially own in excess of 9.9% of the Company’s capital stock entitled to vote generally. The Company currently has 26,743,657 common shares outstanding. On an as converted basis if all Debentures are tendered in the Exchange Offer, the bondholders would hold 106,974,628 shares of common stock of the Company or approximately 80% of the equity of DOV without giving effect to any warrants and existing and future equity incentive plans of the Company.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

In connection with the Exchange Offer, it is anticipated that holders of DOV’s outstanding common stock will receive approximately one and one-tenths (1.1) warrants (each to purchase one (1) share of common stock) for each share of common stock outstanding totaling approximately 30,000,000 warrants. The exercise price for the warrants will be $0.523 per share and the warrants will become exercisable on July 1, 2007 and will expire December 31, 2009.

Assuming all Debentures are tendered in the Exchange Offer and all the new convertible preferred stock issued in the Exchange Offer were converted into common stock following completion of the Exchange Offer, existing common stockholders would own approximately 20% of the equity of DOV without giving effect to any warrants and existing and future equity incentive plans of the Company. Assuming all Debentures are tendered in the Exchange Offer, all the new convertible preferred stock issued in the Exchange Offer were converted into common stock following completion of the Exchange Offer and all warrants issued in connection with the Exchange Offer are exercised, existing common stockholders would own approximately 34.7% of the equity of DOV without giving effect to existing and future equity incentive plans of the Company.

The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, March 5, 2007, unless extended by DOV with the consent of the holders of a majority in outstanding principal amount of the Debentures. The Exchange Offer is conditioned upon the valid tender of at least 99% of the aggregate principal amount of the outstanding Debentures. This condition may be modified by DOV with the consent of the holders of a majority in outstanding principal amount of the Debentures. The Exchange Offer is also conditioned on several other conditions. DOV will not be required, but will reserve the right, to accept for exchange any existing Debentures tendered (or, alternatively, DOV may terminate the Exchange Offer) if any of the conditions of the Exchange Offer remain unsatisfied, subject to the requirement that we obtain the consent of holders of a majority in outstanding principal amount of the Debentures in order to modify the 99% minimum tender condition.

An Offer to Exchange and a related Letter of Transmittal are being distributed to holders of the Debentures today in which the terms of the Exchange Offer are described in detail.

If DOV is unable to restructure its obligations under the Debentures, it may be forced to seek protection under the United States bankruptcy laws.
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It is expected that written materials explaining the full terms and conditions of the Exchange Offer will be filed with the Securities and Exchange Commission later today. The materials are available free of charge at the SEC’s website—www.sec.gov. In addition, DOV will provide copies of these documents free of charge to holders of its outstanding debentures upon request to Investor Relations (732.907.3640).

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

This press release may be deemed to be solicitation material in respect of the potential proposal to stockholders to increase the number of authorized shares of common stock of DOV. If DOV determines to present such proposal to its stockholders, DOV would file with the SEC a proxy statement and other relevant materials. Stockholders are urged to read the proxy statement and any other relevant materials filed by DOV because they will contain important information. Once the materials are filed with the SEC, they will be available free of charge at the SEC’s website—www.sec.gov. In addition, DOV will provide copies of these documents free of charge to stockholders upon request to Investor Relations (732.907.3640).

DOV and its executive officers and directors may be deemed to be participants in the solicitation of proxies from DOV stockholders in favor of any such proposal. Stockholders may obtain information regarding the direct and indirect interests of DOV and its executive officers and directors with respect to the proposal by reading the proxy statement, if and when filed with the SEC.

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About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders.  The Company’s product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements, including statements regarding the proposed restructuring of our obligations under the Debentures.  You can also identify forward-looking statements by the following words:  may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology.  We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident.  Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control.  Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

·	successfully consummate the Exchange Offer;

·	raise substantial additional capital in order to repay the Debentures, if necessary;

·	raise substantial additional capital in order to fund operations;

·	pursue and receive stockholder approval of the increase in authorized common stock;

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

·     obtain and maintain all necessary patents, licenses and other intellectual property rights;

·     demonstrate the safety and efficacy of product candidates at each stage of development;

·     meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

·     meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

·     meet or require our partners to meet obligations and achieve milestones under our license and other agreements;

·     obtain and maintain collaborations as required with pharmaceutical partners; and

·     produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q for the quarter ended September 30, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax